UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2006

Aquila, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 22, 2006, the Company and MEP Pleasant Hill, LLC (“MEP”) entered into an Asset Purchase Agreement (the “Agreement”) whereby the Company has agreed to acquire the assets comprising the Aries Energy Center, a 580 MW gas-fired combined-cycle electric generating facility located in Pleasant Hill, Missouri. The Agreement also provides for the acquisition by the Company of certain other rights and obligations relating to the Aries Energy Center (including, without limitation, vendor supply contracts and tax-abated revenue bonds issued by Cass County, Missouri in connection with the construction of the Aries Energy Center).

MEP and its parent, Calpine Corporation (“Calpine”), filed for bankruptcy in December 2005. As part of its plan of reorganization, Calpine announced its intention to sell by the end of 2006 certain power plants owned by it or its subsidiaries. The Aries Energy Center is one such plant. By signing the Agreement, the Company will serve as the “stalking horse” bidder in a sales process for the Aries Energy Center supervised by the Bankruptcy Court for the Southern District of New York. As part of that process, the acquisition is subject to higher or better bids and bankruptcy court approval.

The Agreement provides for the payment by the Company of a cash purchase price of $158.5 million at closing. The Company was required to deposit into escrow an amount of cash equal to five percent of the purchase price, or $7,925,000, when the Agreement was executed, and the Company will deposit into escrow an equal cash amount on the date the bankruptcy court enters an order approving the sale. The escrowed funds will be applied toward the payment of the cash purchase price at closing or, if applicable, returned to the Company.

The Agreement contains various representations, warranties and covenants customary for transactions of comparable size and nature. Completion of the transaction depends on the satisfaction of several closing conditions, including (i) the receipt of an order by the bankruptcy court approving the transaction; (ii) the expiration or early termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the approval of the Federal Energy Regulatory Commission; (iv) the non-occurrence of a material adverse effect, as defined in the Agreement, with respect to the Aries Energy Center; and (v) the other closing conditions set forth in the Agreement. The Company may terminate the Agreement if the transaction does not close on or before December 28, 2006. In addition, MEP will pay to the Company a break-up fee equal to 2% of the cash purchase price if, subject to certain requirements, MEP sells the Aries Energy Center to a party other than the Company.

Through subsidiaries, the Company held a 50% ownership interest in MEP until March 2004, when the Company sold its interest to Calpine, its joint venture partner. The Company previously purchased from MEP energy and capacity rights to the Aries Energy Center during peak summer months for the Company’s Missouri Public Service electric utility operations. The Company also does business with Calpine from time to time in the ordinary course.

The foregoing description of the Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement, a copy of which is filed as an exhibit to this Form 8-K. The Agreement contains representations and warranties of the parties made to (and solely for the benefit of) each other, and the assertions embodied in those representations and warranties are qualified by information in schedules that the parties have exchanged with each other. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, because they were made as of the date of each agreement and are modified in important part by the disclosure schedules.

A copy of the press release relating to the transaction described above is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1 – Asset Purchase Agreement, by and between Aquila, Inc. and MEP Pleasant Hill, LLC, dated September 22, 2006.

99.1 – Press Release issued by Aquila, Inc. on September 22, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Christopher M. Reitz
Christopher M. Reitz

Senior Vice President, General Counsel and Corporate Secretary

Date: September 22, 2006